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               Section 240.14a-101  Schedule 14A.
          Information required in proxy  statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [ ]
Filed by a party other than the Registrant [X]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                  TELXON CORPORATION
 .................................................................
     (Name of Registrant as Specified In Its Charter)

                  GUY P. WYSER-PRATTE
 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................





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Friday July 17, 10:44 am Eastern Time

Company Press Release

Wyser-Pratte Says Telxon Proxy Statement Shows
Growing Recognition of Strength of Legal Support for
Pro-shareholder Bylaws

Telxon Admits There is No Controlling Precedent On Legality of Bylaws

NEW YORK--(BUSINESS WIRE)--July 17, 1998-- Mr. Guy P. Wyser-Pratte, who is soliciting proxies to reform the corporate governance system of Telxon Corporation (NASDAQ: TLXN news), said today that he believes the Telxon preliminary proxy statement shows the growing recognition of the strength of the legal support for his pro-shareholder bylaw proposals.

"Telxon did not obtain a written legal opinion from Delaware counsel that either the Shareholder Friendly Bylaw or the Shareholder Interests Protection Bylaw is invalid under Delaware law," Mr. Wyser-Pratte said. "This is highly significant. The Telxon preliminary proxy statement says nothing about the legality of the Shareholder Interests Protection Bylaw other than a statement that the board has sued to have the Bylaw declared invalid, and makes only a qualified statement by the board, expressing its opinion on the legality of the Shareholder Friendly Bylaw," he added. The Telxon Preliminary Proxy Statement says: "After consultation with, and based on the advice of, its Delaware special legal counsel, the Company believes that a Delaware court presented with the question of the validity of the [Shareholder Friendly Bylaw] would hold that it is invalid and unenforceable under Delaware law, although there is no controlling precedent on point." (Emphasis added.)

"I consider the absence of a written legal opinion very significant," Mr. Wyser-Pratte stated. "Only six months ago, Pennzoil was able to obtain an opinion from its Delaware counsel that the predecessor of the Shareholder Friendly Bylaw (the Shareholder Rights or Tender Offer Bylaw) was invalid under Delaware law, although the proxy statement disclosed a qualification to the opinion that the issue has not been decided by a Delaware court.' When we started our corporate governance reform effort two years ago, the first Delaware counsel opinion against the Tender Offer Bylaw in the Wallace Computer Services preliminary proxy statement did not even have that qualification. But I think that even the large Delaware law firms have come to appreciate that the legal status of the Shareholder Rights and Shareholder Friendly Bylaws is undecided to date and that there are powerful arguments in favor of our position."

Mr. Wyser-Pratte said that the Telxon preliminary statement also contains new revelations of insider dealings with Telxon's outside lawyer/director, Robert A. Goodman. "In addition to Mr. Goodman's personal $1,500,000 `golden parachute' the board has committed to using his firm, Goodman Weiss Miller LLP, in any `potential change in control transaction' and guaranteed his firm a $1,500,000 payment in addition to hourly fees. Did the board really have to promise this additional payment to assure that Goodman, Weiss would be available to work on a takeover of the Company where it would be paid for its services at normal rates anyway?" Mr. Wyser-Pratte





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asked. "I noted that Telxon has now also retained the law firm of Skadden, Arps,
Slate, Meagher & Flom, a major national law firm especially well known for its work on corporate takeovers. Is Goodman, Weiss really playing a role that is commensurate with this generous compensation arrangement?"

Mr. Wyser-Pratte owns beneficially 779,500 shares of Telxon common stock. Mr. Eric Longmire, of Wyser-Pratte & Co., and Professor Jonathan R. Macey of the Cornell Law School are also participants in the solicitation.

Contact:

     Wyser-Pratte & Co., Inc.
     Stan Kay, 212/929-5940